UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  June 27, 2013

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2013, North Sky River Energy, LLC (North Sky River), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NEER), entered into, and borrowed approximately $254 million under, a limited-recourse senior secured variable rate term loan agreement maturing in June 2031.  NEER is an indirect wholly-owned subsidiary of NextEra Energy, Inc. Interest on the loan is based on the three-month London InterBank Offered Rate plus a specified margin.  Interest on the loan is payable quarterly and principal on the loan is payable semi-annually.  Upon funding of the loan, North Sky River entered into interest rate swaps to hedge against interest rate movements with respect to substantially all interest payments on the loan.  Substantially all of the loan proceeds were used to reimburse NEER, in part, for its capital contributions related to its development of the North Sky River project, a wind generating facility with a generating capability totaling approximately 162 megawatts located in California.  The loan is secured by liens on the wind generating facility's assets and certain other assets of, and the ownership interest in, North Sky River. The loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the loan agreement and related documents, actions by North Sky River or by other parties under specified agreements relating to the generating facility or the loan agreement, the termination of certain of such specified agreements and certain bankruptcy-related events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)
Date:  June 28, 2013

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer

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